Exhibit 99.1

Crane Co.	NEWS

Contact:
A. I. duPont
Vice President,
General Counsel and Secretary
203-363-7223
www.craneco.com

CRANE CO. ELECTS NEW DIRECTOR

STAMFORD, CONNECTICUT – August 2, 2005 - Crane Co., a diversified manufacturer of engineered industrial products, announces today that its Board of Directors has elected General Donald G. Cook (ret.) as a director of Crane Co. General Cook retired from active duty as a four star general on August 1, 2005 after 36 years with the United States Air Force. His career in the Air Force included command of the United States intercontinental ballistic missile force and director for expeditionary aerospace force implementation at U.S. Air Force headquarters. Most recently, General Cook served from 2001 to 2005 as Commander, Air Education and Training Command, leading the Air Force’s recruiting, training and education efforts for nearly 500,000 people each year. General Cook was a command pilot and flew more than 3,300 hours in B-52, T-37 and T-38 aircraft.

R. S. Evans, chairman of the board, stated: “General Cook brings a wealth of experience and professional skills to the Crane Co. board of directors after a long and distinguished career in service to our country. We are very pleased that he has agreed to join our board of directors.” General Cook will also serve as a member of the management organization and compensation committee of the board.

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems and Controls. Crane has approximately 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.